Exhibit 99.1
SELLAS Life Sciences Reports Third Quarter 2025 Financial Results and Provides Corporate Update

–Hosted Virtual R&D Day Highlighting GPS and SLS009 Programs in AML –

–Positive Phase 2 Data for SLS009 in R/R AML Accepted for Presentation at ASH 2025; Initiation of Trial Including Newly Diagnosed First-Line AML Patients Expected in Q1 2026 –

–$44.3 Million in Cash and Cash Equivalents as of September 30, 2025; Additional $29.1 Million in Proceeds Received in October 2025 through Warrant Exercises –

NEW YORK, Nov. 13, 2025 (GLOBE NEWSWIRE) -- SELLAS Life Sciences Group, Inc. (NASDAQ: SLS) (“SELLAS’’ or the “Company”), a late-stage clinical biopharmaceutical company focused on the development of novel therapies for a broad range of cancer indications, today reported financial results for the third quarter ended September 30, 2025, and provided a corporate update.

“We remain highly encouraged by the continued, strong execution across our programs and the expanding body of clinical and preclinical data reinforcing the strength of our AML-focused pipeline,” said Angelos Stergiou, MD, ScD h.c., President and Chief Executive Officer of SELLAS. “The Phase 3 REGAL trial of GPS is advancing as planned as highlighted by the key opinion leaders at our recent R&D event. Momentum around SLS009 also continues to build—our positive Phase 2 data were accepted for presentation at the upcoming ASH Annual Meeting, and we recently presented preclinical results at ESMO demonstrating clear survival benefits in T-PLL.”

Dr. Stergiou continued, “Our recent R&D Day was a resounding success and provided an excellent opportunity to share program updates and hear directly from leading experts who expressed genuine enthusiasm for both GPS and SLS009. These achievements highlight the breadth and promise of our pipeline and underscore the complementary potential of our two programs to meaningfully improve outcomes for patients with AML and other hematologic cancers. With a strong financial foundation following the recent warrant exercises and multiple catalysts ahead, we believe SELLAS is entering a transformative period of growth and value creation.”

Recent Corporate Highlights:

Phase 3 REGAL Trial of GPS: Following the positive IDMC recommendation announced in August to continue the trial without modification, the Phase 3 REGAL trial of GPS in patients with acute myeloid leukemia (AML) who have achieved complete remission following second-line salvage therapy (CR2) remains on track and continues to execute as planned. The final analysis will be conducted once 80 events (deaths) are reached and is anticipated by year-end 2025. Because the final analysis is event driven, it is difficult to predict with any certainty and it may occur at a different time than currently expected.

Phase 2 SLS009 (Selective CDK9 Inhibitor) in R/R AML: Following the positive results from the Phase 2 study of SLS009 announced in July, data from the ongoing trial evaluating SLS009 in combination with azacitidine (AZA) and venetoclax (VEN) for the treatment of relapsed or refractory (r/r) AML have been accepted for presentation at the upcoming 67th American Society of Hematology (ASH) Annual Meeting and Exposition, taking place December 6–9, 2025, in Orlando, Florida. The Company continues to advance plans for an 80-patient trial in newly diagnosed AML patients as well as those who become refractory early to AZA/VEN treatment, with enrollment expected to begin in the first quarter of 2026.

Preclinical Data on SLS009 in T-PLL Presented at ESMO 2025: In October 2025, preclinical data demonstrating statistically significant survival benefit of SLS009 were presented at the European Society for Medical Oncology (ESMO) Congress in Berlin, Germany. The results showed that SLS009, as a monotherapy and in combination with VEN, significantly prolonged survival compared to VEN alone in an in vivo patient-derived xenograft model of T-cell prolymphocytic leukemia (T-PLL). These findings further support the therapeutic potential of SLS009 to improve outcomes across multiple hematologic malignancies.

Virtual R&D Day on Advancing Novel Therapies in AML: On October 29, 2025, SELLAS hosted a virtual R&D Day on “Advancing Novel Therapies in Acute Myeloid Leukemia (AML)” featuring key opinion leaders and Company management. The event provided a detailed review of the Company’s ongoing Phase 3 REGAL trial of GPS and the SLS009 program, underscoring each therapy’s potential to address multiple stages of disease progression along the AML treatment continuum. To access a replay of the R&D Day, please click here.

Received $54.6 Million in Gross Proceeds from Warrant Exercises: In September and October 2025, SELLAS received a total of approximately $54.6 million in gross proceeds from the immediate exercise of existing warrants, including $23.6 million from warrants issued in January 2025 and $31.0 million from warrants issued in March and August 2024.

Financial Results for the Third Quarter 2025:

R&D Expenses: Research and development expenses for the quarter ended September 30, 2025 were $4.2 million compared to $4.4 million for the same period in 2024. The decrease was primarily due to decreases in clinical trial expenses and clinical and regulatory consulting costs. Research and development expenses were $11.3 million for the nine months ended September 30, 2025 compared to $14.7 million for the same period in 2024. The decrease was primarily due to decreases in clinical trial expenses, manufacturing costs and clinical drug supply purchases, and clinical and regulatory consulting costs, which were primarily driven by the completion of enrollment in the REGAL study in the first quarter of 2024.

G&A Expenses: General and administrative expenses for the third quarter of 2025 were $2.9 million compared to $3.0 million for the same period in 2024. The decrease was primarily attributable to a decrease in professional fees partially offset by an increase in personnel related expenses, including non-cash stock-based compensation. General and administrative expenses were $8.7 million for the nine months ended September 30, 2025 compared to $9.9 million for the same period in 2024. The decrease was primarily attributable to a decrease in personnel related expenses driven by the initial recognition of a one-time severance charge in the prior period.

Net Loss: The net loss was $6.8 million for the third quarter of 2025, or a basic and diluted loss per share of $0.06, as compared to a net loss of $7.1 million for the third quarter of 2024, or a basic and diluted loss per share of $0.10. The net loss was $19.2 million for the nine months ended September 30, 2025, or a basic and diluted net loss per share of $0.20, as compared to a net loss of $24.1 million for the same period in 2024, or a basic and diluted net loss per share of $0.42.

Cash Position: As of September 30, 2025, cash and cash equivalents totaled approximately $44.3 million. Subsequent to September 30, 2025, the Company received $29.1 million in net proceeds in October 2025 from warrant exercises.

About SELLAS Life Sciences Group, Inc.

SELLAS is a late-stage clinical biopharmaceutical company focused on the development of novel therapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, GPS, is licensed from Memorial Sloan Kettering Cancer Center and targets the WT1 protein, which is present in an array of tumor types. GPS has the potential as a monotherapy and combination with other therapies to address a broad spectrum of hematologic malignancies and solid tumor indications. The Company is also developing SLS009 (tambiciclib) - potentially the first and best-in-class differentiated small molecule CDK9 inhibitor with reduced toxicity and increased potency compared to other CDK9 inhibitors. Data suggests that SLS009 demonstrated a high response rate in AML patients with unfavorable prognostic factors including ASXL1 mutation, commonly associated with poor prognosis in various myeloid diseases. For more information on SELLAS, please visit www.sellaslifesciences.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to the GPS clinical development program, including the REGAL study and the timing of future milestones related thereto. These forward-looking statements are based on current plans, objectives, estimates, expectations, and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties with oncology product development and clinical success thereof, the uncertainty of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on March 20, 2025 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations, or other circumstances that exist after the date as of which the forward-looking statements were made.

Investor Contact
John Fraunces
Managing Director
LifeSci Advisors, LLC
jfraunces@lifesciadvisors.com

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$4,216	$4,362	$11,292	$14,659
General and administrative	2,867	2,967	8,727	9,936
Total operating expenses	7,083	7,329	20,019	24,595
Loss from operations	(7,083)	(7,329)	(20,019)	(24,595)
Non-operating income:
Interest income	292	221	814	451
Total non-operating income	292	221	814	451
Net loss	$(6,791)	$(7,108)	$(19,205)	$(24,144)

Per share information:
Net loss per common share, basic and diluted	$(0.06)	$(0.10)	$(0.20)	$(0.42)
Weighted-average common shares outstanding, basic and diluted	108,396,260	68,254,021	98,313,970	56,940,617

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30, 2025	December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$44,320	$13,886
Restricted cash and cash equivalents	100	100
Prepaid expenses and other current assets	4,631	2,341
Total current assets	49,051	16,327
Operating lease right-of-use assets	556	925
Goodwill	1,914	1,914
Deposits and other assets	34	266
Total assets	$51,555	$19,432
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,305	$3,500
Accrued expenses and other current liabilities	3,021	5,466
Operating lease liabilities	599	544
Total current liabilities	5,925	9,510
Operating lease liabilities, non-current	—	457
Total liabilities	5,925	9,967
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 350,000,000 shares authorized, 125,078,525 and 73,977,459 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	12	7
Additional paid-in capital	312,948	257,583
Accumulated deficit	(267,330)	(248,125)
Total stockholders’ equity	45,630	9,465
Total liabilities and stockholders’ equity	$51,555	$19,432